Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Advaxis, Inc. (a development stage company) of our report dated January 26, 2012, except for Note 17 as to which the date is July 12, 2013, relating to our audit of the financial statements for the year ended October 31, 2011 and for the cumulative period from March 1, 2002 (inception) to October 31, 2011, which appears in Amendment No. 2 to Registration Statement (333-188637) on Form S-1 of Advaxis, Inc. filed with the Commission on October 15, 2013 .

/s/ McGLADREY LLP

New York, New York

December 20, 2013